SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2002

RATIONAL SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-12167	54-1217099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1880 Homestead Road
Cupertino, California 95014
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 863-9900

Item 5.    Other Events

Rational Software Corporation, a Delaware Corporation (the “Company”), has entered into an Agreement and Plan of Merger among International Business Machines Corporation, a New York Corporation (“IBM”), Barron Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IBM (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and Rational will become a wholly-owned subsidiary of IBM.

Under the terms of the Merger Agreement, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), will be converted into the right to receive $10.50 in cash, without interest.

The Merger is conditioned upon, among other things, (i) approval of the holders of the Company Common Stock, (ii) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the European Commission Merger Regulation and the receipt of other material approvals under applicable antitrust laws, and (iii) other customary conditions. The Merger is expected to close in the first quarter of 2003.

In connection with the Merger Agreement, the Company has entered into a Development and Reseller Agreement with IBM, dated as of December 6, 2002 (the “Commercial Agreement”), pursuant to which Rational has agreed to, among other things, develop, maintain, enhance and support software supporting specified IBM products for a period of three years.

On December 6, 2002, the Company and IBM issued a press release (the “Press Release”) regarding the execution of the Merger Agreement.

The foregoing descriptions of the Merger Agreement, the Commercial Agreement and the Press Release is qualified in its entirety by reference to the Merger Agreement, the Commercial Agreement and the Press Release, which are filed as Exhibits 2.1, 2.2 and 99.1 hereto, respectively, and are incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits.

2.1	Agreement and Plan of Merger dated as of December 6, 2002, by and among International Business Machines Corporation, Barron Acquisition Corp. and Rational Software Corporation.

2.2	Development and Reseller Agreement dated as of December 6, 2002, between Rational Software Corporation and International Business Machines Corporation.

99.1	Press Release of Rational Software Corporation and International Business Machines Corporation, issued on December 6, 2002.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RATIONAL SOFTWARE CORPORATION

By:	/s/ MICHAEL T. DEVLIN
Michael T. Devlin Chief Executive Officer

Date: December 6, 2002

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 6, 2002, by and among International Business Machines Corporation, Barron Acquisition Corp. and Rational Software Corporation.

2.2	Development and Reseller Agreement dated as of December 6, 2002, between Rational Software Corporation and International Business Machines Corporation.

99.1	Press Release of Rational Software Corporation and International Business Machines Corporation, issued on December 6, 2002.

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